                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                January 22, 1999
                                ----------------
                        (Date of Earliest event reported)


                          Hollinger International Inc.
                          ----------------------------
                            (Exact name of registrant
                          as specified in its charter)


                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)


                                     0-24004
                                     --------
                            (Commission File Number)

                                   95-3518892
                                   ----------
                                (I.R.S. Employer
                              Identification Number


                401 North Wabash Avenue, Chicago, Illinois 60611
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (312) 321-2299
              ----------------------------------------------------
              (Registrants' telephone number, including area code)





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Item 2.  Acquisition or Disposition of Assets

                  On January 22, 1999, Hollinger International Inc. ("International") purchased an aggregate of 19,845,118 common shares of Southam Inc. ("Southam") pursuant to its offer to purchase all of the 29.0% of the common shares of Southam that it did not already own. As a result of this acquisition, International owns approximately 97% of the outstanding common shares of Southam. Pursuant to applicable Canadian law, International will purchase the remaining common shares in a compulsory acquisition as soon as is practicable (these acquisitions of Southam common shares are referred to as the "Acquisition"). The Acquisition was funded in part by the portion (71.0%) received by a subsidiary of Publishing of Southam's recent Cdn.$7.00 per common share special dividend, with the remaining portion funded (or to be funded) with bank borrowings. The Acquisition, the Southam special dividend and the related bank borrowings are together referred to as the "Southam Transaction". The cost of the Acquisition is expected to be Cdn.$556.5 million ($364.6 million) and the amount of the Southam special dividend was Cdn.$532.0 million ($348.6 million) (71.0% of such dividend was paid to a subsidiary of Publishing). As a result, the net increase in indebtedness associated with the Southam Transaction was Cdn.$710.8 million ($465.7 million).


Item 5.  Other Events

         Consent Solicitation
         --------------------

                  On January 28, 1999, Hollinger International Publishing Inc. ("Publishing"), a wholly owned subsidiary of International, commenced the solicitation of consents to certain proposed amendments to the indentures which govern its three issues of outstanding public debt aggregating $800 million principal amount: the 8-5/8% Senior Notes due 2005, 9-1/4% Senior Subordinated Notes due 2006, and 9-1/4% Senior Subordinated Notes due 2007. The consent solicitation is subject to the terms and conditions set forth in Publishing's Consent Solicitation Statement dated January 28, 1999. For each series of notes, adoption of the proposed amendments requires consent of a majority of the noteholders of that series.

                  In light of the improved financial performance of International and its affiliates since the offering of the notes, the primary purpose of the Consent Solicitation is to increase Publishing's flexibility to make investments and

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potential distributions to International. As consideration to holders of notes, Publishing proposes to further limit its ability to incur indebtedness and, if the proposed amendments to the indenture governing a particular series of notes are effected by execution of a supplemental indenture, to make a consent payment of $12.50 per $1,000 principal amount of notes of that series for which a valid consent is received (and not revoked).

                  Publishing has fixed 5:00 p.m., New York City time, on January 27, 1999 as the record date for determining holders entitled to deliver consents. The consent solicitation will expire at 5:00 p.m., New York City time, on February 10, 1999, unless extended.

                  Publishing reserves the right to, among other things, extend or terminate the consent solicitation.

          Community Newspaper Group Transaction
          -------------------------------------

                  On February 1, 1999, International sold 45 of its U.S. newspaper properties to Community Newspaper Holdings, Inc. ("CNHI") for an aggregate of approximately $472 million, which amount includes the value of a daily newspaper in Effingham, Illinois aquired by Hollinger from CNHI. The properties are part of Hollinger's Community Newspaper Division (American Publishing Co.) and are spread across the U.S. in small market clusters and include 28 daily newspapers. The properties are located in 14 states with the largest clusters in Texas, Oklahoma and Alabama.

                               ----------------

                  Pro forma financial consolidated information for International reflecting the Southam transaction and the community newspaper group transaction as of September 30, 1998 and for the nine months then ended is attached as an exhibit hereto.


Item 7.  Financial Statements and Exhibits

(c)  Exhibits

                   7.1 Unaudited Pro Forma Consolidated Financial Information of Hollinger International Inc.

                  99.1 Hollinger International Inc. Press Release dated January 28, 1999

                  99.2 Hollinger International Inc. Press Release dated February 1, 1999

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                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  February 1, 1999


                                                HOLLINGER INTERNATIONAL INC.



                                                by /s/ Mark S. Kipnis
                                                  ------------------------------
                                                  Name:  Mark S. Kipnis
                                                  Title: Vice President - Law
                                                         and Secretary



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                                  EXHIBIT INDEX

    Exhibit                                     Exhibit                                   Sequentially
     Number                                                                                 Numbered
                                                                                             Page
                                                                                          ------------

       7.1        Unaudited Pro Forma Consolidated Financial Information of
                  Hollinger International Inc.                                                  6

      99.1        Hollinger International Inc. Press Release dated January 28,
                  1999                                                                         10

      99.2        Hollinger International Inc. Press Release dated February 1,
                  1999                                                                         11